EXHIBIT INDEX

(b)      By-laws as amended January 11, 2001.

(h)(6) Class Y Shareholder Service Agreement, dated March 9, 2000, between Registrant, on behalf of AXP European Equity Fund, and American Express Financial Advisors Inc.

(h)(8) Transfer Agency Agreement between Registrant and American Express Client Service Corporation, dated May 10, 2001.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Independent Auditors' Consent.

(m)(2) Plan and Agreement of Distribution, dated March 9, 2000, between Registrant, on behalf of AXP European Equity Fund, and American Express Financial Advisors Inc.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated January 11, 2001.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated January 11, 2001.